Exhibit 10.2

SEVERANCE AGREEMENT
This Severance Agreement (this “Agreement”) is dated as of December ____, 2021, between Astec Industries, Inc., a Tennessee corporation (the “Company”), and __________ (the “Executive”).

Recitals

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) desires to provide the Executive with certain severance benefits upon the Executive’s termination of employment under certain circumstances. These benefits will provide the Executive with enhanced financial security and incentive and encouragement to remain with the Company.

NOW, THEREFORE, in consideration of the premises provided for in this Agreement, including the restrictive covenants provided for in Section 6 hereof and the Release provided for in Section 7 hereof, the Company and the Executive agree as follows:

1. Definitions:

1.1 Actual Annual Incentive: The term “Actual Annual Incentive” shall mean the annual cash incentive that the Executive would have earned under the Company’s annual incentive programs for the fiscal year in which the Executive’s Termination of Employment occurs had the Executive remained continuously employed by the Company (and otherwise eligible for an annual cash incentive payout).

1.2 Annual Base Salary: The term “Annual Base Salary” shall mean the Executive’s annual base salary as in effect on the Effective Date, as the same may be increased from time to time.

1.3 Cause: The term “Cause” shall mean:

(a) the Executive’s commission of, or guilty plea or plea of no contest to, a felony or any crime that involves moral turpitude (regardless of whether there is injury to the Company);

(b) the Executive’s breach of any of the Executive’s restrictive covenant obligations with respect to the Company;

(c) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties; or

(d) the willful breach of a material element of the Company’s Corporate Code of Conduct or other applicable workplace policies or the willful engaging by the Executive in illegal conduct, gross negligence, bad faith or intentional misconduct, in each case which causes, or in the reasonable judgment of the Company, is likely to cause, either reputational or economic harm to the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of an officer of the Company who is senior to the Executive or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three‑quarters of the entire membership of the Board (or, if the Executive is a member of the Board, three-quarters of the membership of the Board other than the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described above, and specifying the particulars thereof in detail.

1.4 Code: The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.5 Disability: The term “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full‑time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

1.6 Good Reason: The term “Good Reason” shall mean, without the Executive’s consent:

(a) a material diminution in the Executive’s Annual Base Salary or Target Annual Incentive; provided, however, that an across-the-board reduction affecting all of the Company’s officers shall not (standing alone) constitute Good Reason for purposes of this Agreement;
(b) a material diminution in the Executive’s authority, duties or responsibilities (other than any such diminution during a period of the Executive’s incapacity due to physical or mental illness);
(c) a material breach by the Company of a material agreement with the Executive; or
(d) the relocation of the Executive’s primary workplace to a location (i) more than 50 miles away from the Executive’s workplace in effect immediately prior to such relocation and (ii) farther from the Executive’s then-current primary residence than the original primary workplace location.

In order for the Executive’s Termination of Employment to be considered a termination for “Good Reason,” the Executive must give Notice of Termination for Good Reason (citing the event relied upon for such Termination of Employment) within 60 days of the event giving rise to the decision to terminate for Good Reason. The Executive in each such case shall allow the Company 30 days after the Notice of Termination to remedy the event giving rise to the decision to terminate for Good Reason. If the Company fails to remedy the event giving rise to the decision to terminate for Good Reason, the Executive shall have 10 days thereafter to terminate employment for Good Reason.

1.7 Notice of Termination: The term “Notice of Termination” shall have the meaning set forth in Section 4 of this Agreement.

1.8 Target Annual Incentive: The term “Target Annual Incentive” shall mean the Executive’s target annual cash incentive under the Company’s annual incentive programs for the fiscal year in which the Executive’s Termination of Employment occurs (or, if no target annual cash incentive has been set for such fiscal year, the Executive’s target annual cash incentive for the immediately preceding fiscal year).

1.9 Termination Date: The term “Termination Date” shall mean the effective date of the Executive’s Termination of Employment with the Company.

1.10 Termination of Employment: The term “Termination of Employment” means termination of employment within the meaning of Treasury Regulation Section 1.409A-1(h)(1)(ii).

2. Term of Agreement: The term of this Agreement (the “Term”) shall commence as of the date hereof (the “Effective Date”) and shall expire on the close of business on the third anniversary of the Effective Date; provided, however, that, commencing on the third anniversary of the Effective Date and on each anniversary of the Effective Date thereafter (in each case, a “Renewal Date”), the Term of this Agreement will automatically be extended for an additional year unless, not later than 60 days prior to the applicable Renewal Date, the Company or the Executive shall have given notice that it or the Executive, as the case may be, does not wish to have the Term extended. Subject to any limits on applicability contained therein, Section 6 hereof shall survive and continue in full force in accordance with its terms notwithstanding any expiration of the Term; provided, however, that Section 6 will only survive if the Executive’s Termination of Employment occurs during the Term.

3. At-Will Employment: The Company and the Executive acknowledge that the Executive’s employment is and will continue to be at-will, as defined under applicable law.

4. Notice of Termination: Any Termination of Employment of the Executive by the Company, or by the Executive, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9 of this Agreement. The Notice of Termination shall specify a Termination Date, which date, in the case of a Termination of Employment by the Executive (unless waived by the Company), shall be no less than 40 days after the giving of the notice. In the case of a Termination of Employment by the Company for Cause or by the Executive for Good Reason, the Notice of Termination shall (a) indicate the specific termination provision in this Agreement relied upon and (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the Executive’s Termination of Employment under the provision so indicated. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

5. Severance Compensation:

5.1 Normal Compensation and Benefits through Termination: If the Executive experiences a Termination of Employment for any reason, the Company shall (a) pay the Executive (or the Executive’s estate or beneficiary, as applicable) any Annual Base Salary that has accrued but is unpaid through the Termination Date, and any accrued vacation pay, in accordance with the Company’s normal payroll practices, and (b) timely pay or provide to the Executive (or the Executive’s estate or beneficiary, as applicable) any other amounts or benefits required to be paid or provided which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies.

5.2 Severance Compensation:

(a) If the Executive experiences a Termination of Employment during the Term of this Agreement because (1) the Company terminates the Executive’s employment other than due to Cause or the Executive’s death or Disability, or (2) the Executive terminates the Executive’s employment for Good Reason, then:

i.the Company shall, on the 60th day following the Termination Date, pay to the Executive a lump sum amount in cash equal in value to the product of the Target Annual Incentive multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the Termination of Employment occurs through the Termination Date, and the denominator of which is;

ii.the Company shall, on the 60th day following the Termination Date, pay to the Executive a lump sum amount in cash equal in value to the product of 1.5 times the sum of (1) the Executive’s Annual Base Salary plus (2) the Executive’s Target Annual Incentive;

iii.the Company shall, on the 60th day following the Termination Date, pay to the Executive a lump sum amount in cash equal in value to the monthly cost to provide group medical, dental, vision and/or prescription drug plan benefits sponsored by the Company and maintained by the Executive as of the date of the Termination Date, multiplied by a number of months equal to 18. For purposes of this Section 5.2(a)(iii), the cost of such benefits will be calculated based on the “applicable premium” determined in accordance with Code Section 4980B(f)(4) and the regulations issued thereunder (including the 2% administrative fee) for the year in which the Termination Date occurs;

iv.the Company shall, for a period of 18 months after the Executive’s Termination Date and at its sole expense as incurred (not to exceed, in total, an amount equal to $10,000), provide the Executive with reasonable and customary outplacement services, the provider of which shall be selected by the Executive in the Executive’s sole discretion; and

v.with respect to any equity compensation awards the Executive may have received under any equity compensation plans or arrangements sponsored by the Company:

(1)	upon the Executive’s Termination of Employment, such awards that are unvested and are not subject to vesting upon the attainment of performance goals shall immediately vest and become payable within 60 days following the Termination Date (unless a later day is required by Section 19.2 hereof), and for stock options and stock appreciation rights become exercisable, in an amount equal to (A) the product of (i) the total number of shares subject to such award multiplied by (ii) a fraction, the numerator of which is equal to the number of calendar days that elapsed from the grant date of the applicable award to the Executive’s Termination Date and the denominator of which is equal to the full number of calendar days in the vesting period of such award, less (B) the number of shares with respect to such award that had already become vested as of the Termination Date;

(2)	such awards that are unvested and subject to vesting upon the attainment of performance goals shall become vested in an amount equal to (A) the product of (i) the target number of shares subject to such award multiplied by (ii) a fraction, the numerator of which is equal to the number of calendar days that elapsed from the commencement date of the performance period of such award to the Executive’s Termination Date and the denominator of which is equal to the full number of calendar days in the performance period of such award, less (B) the portion of such award that had already become vested as of the Termination Date, and shall be payable within 60 days following the Termination Date (unless a later day is required by Section 19.2 hereof); and

(3)	if any such awards are stock appreciation rights or stock options that are not intended to qualify as “incentive stock options” under Section 422 of the Code, those stock appreciation rights or stock options will remain exercisable for a period of three months following the Termination Date, but in no event later than the date on which the stock appreciation rights or stock options would have expired if the Executive had remained in continuous employment with the Company.

Equity compensation awards that vest as a result of this Section 5.2(a)(v) shall otherwise be subject to terms consistent with the equity compensation plans or arrangements under which they were granted, including the time for payment of such awards.

(b) The benefits and payments required by this Section 5.2 shall be subject to Section 19 and to the timely execution and delivery (and non-revocation) by the Executive of the Release described in Section 7 hereof.

5.3 No Offset; Mitigation: The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set‑off, counterclaim, defense or other claim, right or action which the Company may have against the Executive. The Company, however, may independently pursue any right of recoupment or recovery which it may have against the Executive based on policy, contract or otherwise. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor, except as provided in Section 5.2(a)(iii), shall the amount of any payment or benefit provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the Termination Date, or otherwise.

6. Competitive Activity; Non-Solicitation; Confidentiality:

6.1 Acknowledgements and Agreements: The Executive hereby acknowledges and agrees that in the performance of the Executive’s duties to the Company, the Executive shall be brought into frequent contact with existing and potential customers of the Company. Executive also agrees that trade secrets and confidential information of the Company, more fully described in Section 6.5, gained by the Executive during the Executive’s association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. The Executive further understands and agrees that the foregoing makes it necessary for the protection of the Company’s business that the Executive not compete with the Company during Executive’s employment with the Company and not compete with the Company for a reasonable period thereafter, as further provided in the following Sections. The Executive further acknowledges that the provisions of this Section 6 apply without regard to whether the Executive is entitled to receive severance under Section 5 of this Agreement; provided, however, that the provisions of this Section 6 shall not apply if the Executive is entitled to severance compensation or benefits under a Change in Control Arrangement.

6.2 Covenants:

(a) Covenants During Employment: While employed by the Company, the Executive shall not compete with the Company anywhere in the world. In accordance with this restriction, but without limiting its terms, while employed by the Company, the Executive shall not:

(i) enter into or engage in any business which competes with the Company’s Business;
(ii) solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the Company’s Business;
(iii) divert, entice or otherwise take away any customers, business, patronage or orders of the Company or attempt to do so; or
(iv) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business.

(b) Covenants Following Termination: For a period of 18 months following the Termination Date, the Executive shall not:

(i) enter into or engage in any business which competes with the Company’s Business within the Restricted Territory;
(ii) solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business, wherever located, that competes with, the Company’s Business within the Restricted Territory;
(iii) divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the Restricted Territory, or attempt to do so; or
(iv) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business within the Restricted Territory.

(c) Indirect Competition: For the purposes of this Section 6.2, but without limitation thereof, the Executive shall be in violation thereof if the Executive engages in any or all of the activities set forth therein directly as an individual on the Executive’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any business entity in which the Executive or the Executive’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the outstanding stock or equity interests.

(d) If it shall be judicially determined that the Executive has violated this Section 6.2, then the period applicable to each obligation that the Executive shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

6.3 The Company: For purposes of this Section 6, the Company shall include any and all direct and indirect subsidiary, parent, affiliated or related companies of the Company for which the Executive worked or had responsibility at the time of the Executive’s Termination of Employment and at any time during the two-year period prior to such Termination of Employment.

6.4 Non-Solicitation: While employed by the Company and for a period of 18 months following the Termination Date, the Executive shall not, directly or indirectly, attempt to disrupt, damage, impair or interfere with the Company’s business by soliciting, attempting to solicit, or otherwise attempting to cause any Company employees to resign from their employment with the Company, or by disrupting the relationship between the Company and any of its consultants, agents or representatives. The Executive acknowledges that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business.

6.5 Further Covenants:

(a) The Executive shall keep in strict confidence, and shall not, directly or indirectly, at any time, during or after the Executive’s employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing the Executive’s duties of employment, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, without limitation as to when or how the Executive may have acquired such information. Such confidential information shall include, without limitation, the Company’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. The Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media or maintained in the mind or memory of the Executive, and whether compiled by the Company and/or the Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by the Executive during the Executive’s employment with the Company (except in the course of performing the Executive’s duties and obligations to the Company) or after the Executive’s Termination of Employment shall constitute a misappropriation of the Company’s trade secrets.

(b) The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(c) The Executive agrees that upon the Executive’s Termination of Employment with the Company for any reason, the Executive shall return to the Company, in good condition, all property of the Company, including, without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in subsection (a). In the event that such items are not so returned, the Company shall have the right to charge the Executive for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(d) The Executive agrees that upon the Executive’s Termination of Employment with the Company for any reason, the Executive shall, upon reasonable notice (not unreasonably interfering with the Executive’s other business endeavors), advise and assist the Company and its counsel in preparing such operational, financial, and other reports, or other filings and documents, as the Company may reasonably request, and otherwise cooperate with the Company and its affiliates with any request for information or with any investigation involving the Company or any of its affiliates. The Executive also agrees, upon such reasonable notice, to assist the Company and its counsel in prosecuting or defending against any litigation, complaints, or claims against or involving the Company or its affiliates. The Company shall pay the Executive’s reasonably-incurred travel costs and expenses in the event it requires the Executive to provide such assistance. In addition, for such assistance, the Executive will be compensated for the Executive’s time at a reasonable rate.

6.6 Discoveries and Inventions; Work Made for Hire:

(a) The Executive agrees that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (i) relates to the business of the Company, or (ii) relates to the Company’s actual or demonstrably anticipated research or development, or (iii) results from any work performed by the Executive for the Company, the Executive shall assign to the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design. The Executive has no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that the Executive conceives and/or develops entirely on the Executive’s own time without using the Company’s equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design: (x) relates to the business of the Company, or (y) relates to the Company’s actual or demonstrably anticipated research or development, or (z) results from any work performed by the Executive for the Company. The Executive agrees that any invention, improvement, software, writing or other material or design that relates to the business of the Company, or relates to the Company’s research or development, which is conceived or suggested by the Executive, either solely or jointly with others, within one year following the Executive’s Termination of Employment shall be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s equipment, supplies, facilities, and/or trade secrets.

(b) In order to determine the rights of the Executive and the Company in any idea, discovery, invention, improvement, software, writing or other material, and to insure the protection of the same, the Executive agrees that during the Executive’s employment, and for one (1) year after the Executive’s Termination of Employment, the Executive shall disclose immediately and fully to the Company any invention, improvement, software, writing or other material or design conceived, made or developed by the Executive solely or jointly with others that relates to the business of the Company, or relates to the Company’s research or development. The Company agrees to keep any such disclosures confidential. The Executive also agrees to record descriptions of all work in the manner directed by the Company and agrees that all such records and copies, samples and experimental materials shall be the exclusive property of the Company. The Executive agrees that at the request of and without charge to the Company, but at the Company’s expense, the Executive shall execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company and shall assign to the Company any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that the Executive shall do whatever may be necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon. In the event the Company is unable, after reasonable effort, and in any event after ten (10) business days, to secure the Executive’s signature on a written assignment to the Company of any application for letters patent or to any common-law or statutory copyright or other property right therein, whether because of the Executive’s physical or mental incapacity or for any other reason whatsoever, the Executive designates the General Counsel of the Company to act on the Executive’s behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.

(c) The Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by the Executive during the Executive’s employment with the Company shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company. The item shall recognize the Company as the copyright owner, shall contain all proper copyright notices, e.g., “(creation date) Astec Industries, Inc., All Rights Reserved,” and shall be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

6.7 Communication of Contents of Agreement: While employed by the Company and for 18 months thereafter, the Executive shall communicate the contents of Section 6 of this Agreement to any person, firm, association, partnership, corporation or other entity that the Executive intends to be employed by, associated with or represent.

6.8 Confidentiality Agreements: The Executive agrees that the Executive shall not disclose to the Company or induce the Company to use any secret or confidential information belonging to the Executive’s former employers. Except as indicated, the Executive warrants that the Executive is not bound by the terms of a confidentiality agreement or other agreement with a third party that would preclude or limit the Executive’s right to work for the Company and/or to disclose to the Company any ideas, inventions, discoveries, improvements or designs or other information that may be conceived during employment with the Company. The Executive agrees to provide the Company with a copy of any and all agreements with a third party that preclude or limit the Executive’s right to make disclosures or to engage in any other activities contemplated by the Executive’s employment with the Company.

6.9 Non-Disparagement:

(a) The Executive agrees that the Executive shall not, unless compelled by a court or governmental agency, make, or cause to be made, any statement or communication regarding the Company, its subsidiaries or affiliates to any third parties that disparages the reputation or business of the Company or any of its subsidiaries or affiliates; provided, however, that such restriction shall not apply to statements or communications made in good faith in the fulfillment of the Executive’s duties with the Company.

(b) The Company shall reasonably direct the officers and directors of the Company not to make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information about the Executive. This paragraph does not apply to truthful testimony or disclosure compelled or required by applicable law or legal process.

(c) Nothing in this section is intended to or shall prohibit any person or entity (including, without limitation, the Executive) from: (i) providing truthful testimony compelled by applicable law or legal process; or (ii) cooperating fully and truthfully with any government authority conducting an investigation into any potential violation of any law or regulation.

6.10 Relief: The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of the Executive’s obligations under this Agreement would be inadequate. The Executive therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in Sections 6.2, 6.4, 6.5, 6.6, 6.7, 6.8 and 6.9 inclusive, of this Agreement, without the necessity of proof of actual damages.

6.11 Reasonableness: The Executive acknowledges that the Executive’s obligations under this Section 6 are reasonable in the context of the nature of the Company’s Business and the competitive injuries likely to be sustained by the Company if the Executive were to violate such obligations. The Executive further acknowledges that this Agreement is made in consideration of, and is adequately supported by, the agreement of the Company to perform its obligations under this Agreement and by other consideration, which the Executive acknowledges constitutes good, valuable and sufficient consideration.

6.12 Definitions:

(a) “Company’s Business” means the design, manufacture and marketing of specialized equipment for asphalt road building, aggregate processing and concrete production, and any additional products or services that compete with products or services that the Company is designing, manufacturing, and/or marketing as of the Termination Date, as evidenced by the books and records of the Company.

(b) “Restricted Territory” means: the United States of America, any Canadian province where Company has sold its equipment in the 12 months preceding the Termination Date, and any states in Mexico where the Company has sold its equipment in the 12 months preceding the Termination Date.

7. Release: Notwithstanding any provision herein to the contrary, the Company will have no obligation to make any payments or provide any benefits under this Agreement that are not otherwise required to be paid or provided to the Executive pursuant to applicable law unless (i) within 60 days following the Termination Date, the Executive executes and delivers to the Company a full and complete release of claims, in a form approved by the Company (the “Release”), and (ii) any applicable revocation period has expired during such 60-day period without the Executive revoking such Release.

8. Successors, Binding Agreement and Complete Agreement:

8.1 Successors: The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, to assume and agree to perform this Agreement.

8.2 Binding Agreement: This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representative, executor, administrators, successors, heirs, distributees and legatees. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including, without limitation, any person acquiring directly or indirectly all or substantially all of the assets of the Company whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed “the Company” for the purposes of this Agreement), but shall not otherwise be assignable by the Company.

8.3 Complete Agreement; Coordination with Other Arrangements: Except with respect to the Company’s Executive Change in Control Severance Plan (or other plan or arrangement with the Company that provides for severance compensation or benefits primarily following or in connection with a “change in control”) between the Company and the Executive (a “Change in Control Arrangement”), this Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. Notwithstanding anything here in to the contrary, in the event that the Executive experiences a termination of employment that entitles the Executive to compensation or benefits under a Change in Control Arrangement, then the Executive shall not be entitled to any compensation or benefits under this Agreement, and the Term of this Agreement shall immediately cease (and, for the avoidance of doubt, in no event shall there be any duplication of benefits between any such Change in Control Arrangement and this Agreement). For avoidance of doubt, the parties agree that any and all indemnification arrangements between Executive and the Company, and any directors and officers liability insurance maintained by the Company pursuant to which the Executive is entitled to indemnification benefits, shall continue in full force unimpaired by this Agreement.

9. Notices. For the purpose of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed as indicated below, or to such other address as any party may have furnished to the other in writing and in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

If to the Company:	Astec Industries, Inc. Attention: General Counsel 1725 Shepherd Road Chattanooga, Tennessee 37421

If to the Executive:	The Executive’s current address on file with the Company

10. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Tennessee, without giving effect to the principles of conflict of laws of such State.

11. Miscellaneous: No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. If the Executive files a claim for benefits under this Agreement with the Company, the Company will follow the claims procedures set out in 29 C.F.R. Section 2560.503-1.

12. Validity: The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

13. Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

14. Employment Rights: Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company.

15. Withholding of Taxes: The Company may withhold from any amount payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

16. Nonassignability: This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations, hereunder, except as provided in Sections 8.1 and 8.2 above. Without limiting the foregoing, the Executive’s right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and in the event of any attempted assignment or transfer contrary to this Section the Company shall have no liability to pay any amounts so attempted to be assigned or transferred.

17. Legal Fees and Expenses: It is the intent of the Company that the Executive not be required to incur legal fees and related expenses associated with the interpretation, enforcement or defense of the Executive’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense. The Company shall pay and be solely financially responsible for all reasonable fees and related expenses incurred by the Executive in connection with any of the foregoing, and any reimbursement to the Executive hereunder will be made as soon as practical but in no event any later than the end of the calendar year following the year in which the legal fees and expenses are incurred by the Executive. Notwithstanding the above, (a) the Company shall not be obligated to reimburse or pay the Executive for attorney fees and related expenses hereunder and (b) the Executive shall be required to repay to the Company any attorney fees and related expenses previously reimbursed or paid to the Executive hereunder in the event any one or more of the following shall occur: (i) the Executive fails to prevail in at least one asserted claim, (ii) a court of competent jurisdiction determines that the Executive acted in bad faith, frivolously or with no colorable claim; or (iii) a court of competent jurisdiction determines that the Executive asserted a claim in violation of the Release.

18. Potential Adjustment of Payments and Benefits:

18.1 This Section 18 shall only apply in a case where there has been a change in control for purposes of Section 280G of the Code, but such event is not a triggering event for purposes of a Change in Control Arrangement. Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by the Executive (including, without limitation, any payment or benefit received in connection with a the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or in part) to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, agreement, arrangement or program, the Total Payments provided under this Agreement shall be reduced (but in no event to less than zero) in the following order to the minimum extent necessary so that no portion of the Total Payments is subject to the Excise Tax: (a) cash payments that do not constitute deferred compensation within the meaning of Section 409A of the Code; (b) all other cash payments not described in clause (a), with amounts that are payable last reduced first; and (c) all other non-cash benefits not otherwise described in clauses (a) and (b) on a pro-rata basis (the payments and benefits in clauses (a), (b), and (c), together, the “Potential Payments”); provided, however, that the Potential Payments shall only be reduced if (x) the net amount of the Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments), is greater than or equal to (y) the net amount of the Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments). The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 18 shall not of itself limit or otherwise affect any other rights of Executive under this Agreement.

18.2 All determinations under this Section 18 shall be made at the expense of the Company by a nationally recognized accounting firm or law firm selected by the Company (the “Tax Advisor”). The Company and the Executive will each provide the Tax Advisor access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Tax Advisor, and otherwise cooperate with the Tax Advisor in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 18.

19. Section 409A of the Code:

19.1 General: To the extent applicable, it is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Executive. This Agreement shall be administered and interpreted in a manner consistent with this intent. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.

19.2 Delayed Payments: Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee,” determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code, on the Executive’s Termination Date and if any portion of the payments or benefits to be received by the Executive upon Termination of Employment would constitute a “deferral of compensation” subject to Section 409A, then to the extent necessary to comply with Section 409A, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Executive’s Termination Date will instead be paid or made available on the earlier of (i) the first business day of the seventh month after Executive’s Termination Date, or (ii) the Executive’s death.

19.3 Reimbursements: If any reimbursements or in-kind benefits provided by the Company pursuant to this Agreement would constitute deferred compensation for purposes of Section 409A of the Code, such reimbursements or in-kind benefits shall be subject to the following rules: (i) the amounts to be reimbursed, or the in-kind benefits to be provided, shall be determined pursuant to the terms of the applicable benefit plan, policy or agreement and shall be limited to the Executive’s lifetime and the lifetime of the Executive’s eligible dependents; (ii) the amounts eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (iii) any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) the Executive’s right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.

19.4 Amendments: Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Executive in connection with this Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes or penalties.

20. Other Acknowledgements: Nothing in this Agreement prevents the Executive from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations. Furthermore, no Company policy or individual agreement between the Company and the Executive shall prevent a Participant from providing information to government authorities regarding possible legal violations, participating in investigations, testifying in proceedings regarding the Company’s past or future conduct, engaging in any future activities protected under the whistleblower statutes administered by any government agency (e.g., EEOC, NLRB, SEC, etc.), or receiving a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first set forth above.

By:	_______________________________
ASTEC INDUSTRIES, INC.

By:	_______________________________
BARRY A. RUFFALO
Its:	PRESIDENT & CEO

21